SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
October 10, 2008

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9825 Spectrum Drive
Building 3
Austin, Texas 78717
(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

1301 Capital of Texas Highway
Suite B-200
Austin, Texas 78746

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 10, 2008, HealthTronics, Inc. (the “Company”) and Atlantic Urological Associates, P.A. (“AUA”) entered into a Stock Purchase Agreement pursuant to which the Company purchased the outstanding shares of capital stock of Ocean Radiation Therapy, Inc., a wholly-owned subsidiary of AUA (“Ocean”), for a purchase price of approximately $35 million in cash. Ocean provides image guided radiation therapy (“IGRT”) technical services to AUA’s IGRT cancer treatment center. The acquisition closed on October 10, 2008. The Stock Purchase Agreement contains customary representations and warranties and covenants. The Stock Purchase Agreement is attached to this Form 8-K as Exhibit 10.1.

On October 10, 2008, the Company amended that certain Credit Agreement, dated as of March 23, 2005, among the Company, the lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other parties thereto (the “Credit Agreement”) to increase the dollar amount of permitted acquisitions under the acquisitions negative covenant of the Credit Agreement from $30 million to $48 million during any twelve month period commencing on or after April 18, 2008 and prior to March 31, 2009 (which dollar amount of permitted acquisitions will decrease back to $30 million during any twelve month period commencing after March 31, 2009), provided that any such acquisitions will be subject to the prior written approval of the Administrative Agent under the Credit Agreement. The Second Amendment to Credit Agreement is attached to this Form 8-K as Exhibit 10.2.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) On October 10, 2008, the Company borrowed $35 million under the revolver under the Credit Agreement to finance the acquisition of the capital stock of Ocean. For further discussion of this acquisition, see description under Item 1.01 above.

Item 8.01. Other Events.

On October 15, 2008, the Company issued a press release announcing, among other things, its updated 2008 guidance and a stock repurchase program. The Company announced the following guidance for third quarter 2008: earnings per share for the three months ended September 30, 2008 is expected to be $.03 per share. The Company reaffirmed its previously-announced guidance for 2008 revenues and adjusted EBITDA.

The Company’s Board of Directors approved up to $10 million of repurchases of Company common stock. Under the repurchase program, the Company anticipates that the stock will be repurchased through privately negotiated transactions or on the open market. The Company intends to comply with the SEC’s Rule 10b-18, and the repurchases will be subject to market conditions, applicable legal requirements, and other factors. The Company is not obligated to purchase any shares under the repurchase program. On October 8, 2008, pursuant to the stock repurchase program, in a private transaction, the Company repurchased 1.7 million shares of Company common stock from Prides Capital Partners, L.L.C. for an aggregate purchase price of $3,740,000.

The Company also announced that it continues to look at other strategic acquisition opportunities and believes conditions in the market favor the Company’s strong financial position, national platform of urologist relationships, and diversification within the urology services space.

The press release announcing these events is attached as Exhibit 99.1 to this Current Report and is incorporated herein by this reference. The text of the press release is furnished pursuant to Item 8.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless the Company specifically incorporates it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Stock Purchase Agreement, dated as of October 10, 2008, by and between HealthTronics, Inc. and Atlantic Urological Associates, P.A.
10.2	Second Amendment to Credit Agreement, dated as of October 10, 2008, by and among HealthTronics, Inc., the lenders party thereto, and JPMorgan Chase Bank, National Association.

99.1	Press Release, issued on October 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC. (Registrant)

Date: October 15, 2008	By:	/s/ Richard A. Rusk

	Name: Title:	Richard A. Rusk Vice President & Controller

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Stock Purchase Agreement, dated as of October 10, 2008, by and between HealthTronics, Inc. and Atlantic Urological Associates, P.A.
10.2	Second Amendment to Credit Agreement, dated as of October 10, 2008, by and among HealthTronics, Inc., the lenders party thereto, and JPMorgan Chase Bank, National Association.
99.1	Press Release, issued on October 15, 2008.